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EXHIBIT 11.1         COMPUTATION OF NET INCOME PER SHARE

                                                                    Three Months Ended                  Nine Months Ended
                                                                      September 30,                       September 30,
                                                              -------------------------------    --------------------------------
                                                                  1999              1998             1999              1998
                                                              -------------     -------------    -------------     --------------
Basic:
  Net income attributable to common shares.............            $ 5,024            $ 5,821         $11,290           $ 14,279
                                                              =============     =============    =============     ==============
  Weighted average common shares outstanding...........             22,085             21,946          22,085             21,876
                                                              =============     =============    =============     ==============
  Per share amount.....................................            $  0.23            $0.27           $  0.51           $   0.65
                                                              =============     =============    =============     ==============

Diluted:
  Net income...........................................            $ 5,024            $ 5,821         $11,290            $14,279
  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006.....................                391                630           1,173              1,890
      $50,000,000, 7.0%, due 2004......................                587                947           1,761              2,841
      $143,750,000, 5.25%, due 2002....................              1,295              2,089           2,885              6,267
                                                              -------------     -------------    -------------     --------------
  Net income (loss) attributable to common shares......            $ 7,297            $ 9,487         $17,109           $ 25,277
                                                              =============     =============    =============     ==============

  Weighted average common shares outstanding...........             22,085             21,946          22,085             21,876

  Net effect of convertible debentures based on the
    if-converted method, assuming 100% conversion:
      $35,000,000, 6.75%, due 2006.....................              1,717              1,710           1,717              1,714
      $50,000,000, 7.0%, due 2004......................              2,469              2,469           2,469              2,469
      $143,750,000, 5.25%, due 2002....................              5,000              5,000           5,000              5,000

  Net effect of dilutive stock options based on the
    Treasury stock method, using average market price..                177                463             282                510
                                                              -------------     -------------    -------------     --------------
      Totals...........................................             31,488             31,588          31,553             31,569
                                                              =============     =============    =============     ==============

  Per share amount.....................................            $  0.23            $  0.30         $  0.54           $   0.80
                                                              =============     =============    =============     ==============
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